Exhibit 10.6

June 24, 2013

Mark Liu

Dear Mark,

On behalf of Meru Networks, Inc. (the “Company” or “Meru”), I am pleased to offer you the position of General Counsel.  I, as do the rest of our Board, feel your skills and experience can provide the leadership we need to accelerate our growth in the coming years.  The terms and conditions of your new position with the Company are as set forth below:

1.              Position and Duties.

You are being offered the position of General Counsel  reporting to Dr. Bami Bastani, the President and Chief Executive Officer, working out of the Company’s offices in Sunnyvale, California.  You will be employed by Meru as a regular full-time, salaried, exempt employee.  As an exempt employee, you are required to exercise your specialized expertise, independent judgment and discretion to provide high-quality services.  You are required to follow office policies and procedures adopted from time to time by the Company.  The Company reserves the right to change these policies and procedures at any time.  You are required to dedicate your full energies, efforts and abilities to your employment with Meru, unless the CEO and Board expressly agree otherwise.  You are not permitted to engage in any business activity that competes with the Company.

2.              Compensation and Benefits.

During your employment the Company will provide you with the following pay and benefits as compensation for all services you performed for the Company and its affiliates:

(a)                                 Base Salary.  You will be paid, in accordance with the Company’s standard payroll policy, a salary based on $260,000 per year base salary, less regular payroll deductions, which covers all hours worked.  Future salary adjustments will be determined by the CEO and Board’s Compensation Committee in its sole discretion.

(b)                                 Executive Incentive Plan.  For the remainder of calendar year 2013, you will also be eligible to participate in the 2013 Management Bonus Plan (the “Bonus Plan”) at a target bonus equal  45% of your base salary ($117,000), prorated for the portion of 2013 that you serve with the Company (the “Target Bonus”). Payment of the Target Bonus is subject entirely to the terms and conditions set forth in the Bonus Plan. The Bonus Plan is an annual plan focused on profitable top line growth.  Terms for the Bonus Plan may change from time to time and are subject to approval by the Company’s Compensation Committee.

(c)                                  Participation in Employee Benefit Plans; Expense Reimbursement.  You will be eligible to participate in all of the employee benefit plans that the Company customarily maintains from time to time for its full-time executive employees, except to the extent that such plans are duplicative of benefits otherwise provided to you pursuant to this letter.  Your participation will be subject to the terms of the applicable plan documents and generally other applicable Company policies.  Similarly, the Company will, in accordance with applicable Company policies and guidelines, reimburse you for all reasonable and necessary expenses directly incurred by you in connection with the performance of services as the Company’s General Counsel.

(d)                                 Equity Awards.  An important component of our compensation package includes the opportunity for ownership in our Company.  After your date of employment, the Company will recommend that the Compensation Committee grant you 75,000 Restricted Stock Units (RSU’s) of the Company’s Common Stock, which, provided your employment commences by June 24, 2013, shall be granted on July 8, 2013, pursuant to the Company’s standard grant practice.  The RSU’s will vest in annual installments over a period of three years, starting on the first anniversary of your employment start date, and with one third vesting each year thereafter, subject, in all cases,  to your continued employment through each applicable vesting date.  Your grant will be governed by the terms of the Company’s 2013 New Employee Stock Inducement Plan and the Company’s standard form of Restricted Stock Unit Agreement under that Plan, which you will be required to execute as a condition of your equity grant. The specific terms and conditions of the equity grants will be set forth in equity grant agreements to be issued pursuant to the Company’s stock plan that shall supersede the similar terms hereof.

3.              Severance and Change of Control.

You will be eligible to enter into the Company’s standard executive Severance and Change of Control Agreement, a copy of which has been enclosed herewith; provided that:

(a)                                 the salary continuation in the event of Involuntary Termination (as defined therein) [§4(a)(i) thereof] and continuation of health insurance benefits [§4(a)(ii) thereof] shall be nine (9) months; and

(b)                                 the salary continuation in the event of Involuntary Termination in connection with a Change of Control (as defined therein) [§4(b)(ii) thereof] and continuation of health insurance benefits [§4(b)(iii) thereof] shall be twelve (12) months.

The Severance and Change of Control Agreement also provides for acceleration of vesting of all equity awards, the vesting of which is solely time-based (rather than performance based) [§4(b)(i) thereof].  The specific terms and conditions of such severance will be set forth in an individualized Severance and Change of Control Agreement.

4.              At-Will Employment.

This letter and your response are not meant to constitute a contract of employment for a specific term.  Your employment with Meru is “at-will,” which means that if you accept this offer, both you and the Company will retain the right to terminate your employment at any time, with or without prior notice or cause.  We do ask that you give a minimum of one (1) month written notice if you decide to resign.

5.              Code Section 280G.

In the event that the severance and other benefits provided for in this letter or otherwise payable to you (i) constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) and (ii) would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then your benefits under this letter shall be either:

(a)                                 Delivered in full or

(b)                                 Delivered as to such lesser extent which would result in no portion of such benefits being subject to the Excise Tax,

whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by you on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code.

Unless the Company and you otherwise agree in writing, any determination required under this Section 5 shall be made in writing by the Company’s independent public accountants (the “Accountants”), whose determination shall be conclusive and binding upon you and the Company for all purposes.  For purposes of making the calculations required by this Section 5, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code.  The Company and you shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section 5.  The

Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 5.   In the event that a reduction is required, the reduction shall be applied first to any benefits that are not subject to Section 409A of the Code, and then shall be applied to benefits (if any) that are subject to Section 409A of the Code, with the benefits payable latest in time subject to reduction first.

6.              Code Section 409A.

To the extent (a) any payments or benefits to which you become entitled under this letter, or under any agreement or plan referenced herein, in connection with your termination of employment with the Company constitute deferred compensation subject to Section 409A of the Code and (b) you are deemed at the time of such termination of employment to be a “specified employee” under Section 409A of the Code, then such payments shall not be made or commence until the earliest of (i) the expiration of the six (6)-month period measured from the date of your “separation from service” (as such term is at the time defined in Treasury Regulations under Section 409A of the Code) from the Company; or (ii) the date of your death following such separation from service; provided, however, that such deferral shall only be effected to the extent required to avoid adverse tax treatment to you, including (without limitation) the additional twenty percent (20%) tax for which you would otherwise be liable under Section 409A(a)(1)(b) of the Code in the absence of such deferral.  Upon the expiration of the applicable deferral period, any payments which would have otherwise been made during that period (whether in a single sum or in installments) in the absence of this paragraph shall be paid to you or your beneficiary in one lump sum (without interest).

This letter shall be interpreted and administered in a manner so that any amount or benefit payable hereunder shall be paid or provided in a manner that is either exempt from or compliant with the requirements of Section 409A of the Code and applicable regulations thereunder. Any termination of your employment is intended to constitute a “separation from service” and will be determined consistent with the rules relating to a “separation from service” as such term is defined in Treasury Regulation Section 1.409A-1.  It is intended that each installment of the payments provided hereunder constitute separate “payments” for purposes of Treasury Regulation Section 1.409A-2(b)(2)(i).  It is further intended that payments hereunder satisfy, to the greatest extent possible, the exemption from the application of Section 409A of the Code (and any state law of similar effect) provided under Treasury Regulation Section 1.409A-1(b)(4) (as a “short-term deferral”) and Section 1.409A-1(b)(9) (as a “separation pay due to involuntary separation”).  To the extent any payment hereunder may be classified as a “short-term deferral” within the meaning of Section 409A, such payment shall be deemed a short-term deferral, even if it may also qualify for an exemption from Section 409A of the Code under another provision of Section 409A of the Code.  To the extent that any payment under this letter is subject to Section 409A of the Code and  ambiguous as to its compliance with Section 409A of the Code, the provision will be read in such a manner so that all payments hereunder comply with Section 409A of the Code.

Except as otherwise expressly provided herein, to the extent any expense reimbursement or the provision of any in-kind benefit under this letter is determined to be subject to Section 409A of the Code, the amount of any such expenses eligible for reimbursement, or the provision of any in-kind benefit, in one calendar year shall not affect the expenses eligible for reimbursement in any other taxable year (except for any lifetime or other aggregate limitation applicable to medical expenses), in no event shall any expenses be reimbursed after the last day of the calendar year following the calendar year in which you incurred such expenses, and in no event shall any right to reimbursement or the provision of any in-kind benefit be subject to liquidation or exchange for another benefit.

You and the Company agree to work together in good faith to consider amendments to this letter and to take such reasonable actions that are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to you under Section 409A of the Code.

7.              Miscellaneous Provisions.

By accepting this offer of employment, you represent and warrant to the Company that you are under no obligations or commitments, whether contractual or otherwise, that are inconsistent with your obligations set forth in this letter.  You also represent and warrant that you will not use or disclose, in connection with your employment by the Company, any trade secrets or other proprietary information or intellectual property in which you or any other person has any right, title or interest, and that your employment by the Company will not infringe upon or violate the rights of any other person or entity.  You represent and warrant to the Company that you have returned all property and confidential information relating to any prior employers.

This letter and the accompanying Severance and Change of Control Agreement and Employee Confidential Information and Invention Assignment Agreement set forth all of the terms of your employment with Meru and no prior and contemporaneous communication, agreements and understandings, whether written or oral shall apply, with respect to the terms and conditions of your employment and the additional matters provided for herein.  You agree that there were no promises or commitments made to you regarding your employment with Meru except as set forth in this letter, the Severance and Change of Control Agreement or in the Employee Confidential Information and Invention Assignment Agreement.

The provisions contained herein shall be construed and interpreted in accordance with the laws of the State of California, without regard to the conflict of laws principles thereof.  Each such provision is severable from the others, and if any provision hereof shall be declared illegal or unenforceable by a court of competent jurisdiction, the remainder shall continue to be enforceable to the fullest extent permitted by law, as if such offending provision had not been a part of this offer letter.

This offer is contingent upon the successful completion of each of the following: (i) your executing this letter; (ii) your executing the Company’s standard Employee Confidential Information and Invention Assignment Agreement, a copy of which is enclosed herewith; (iii) your providing documentation of your legal right to work in the United States within three (3) business days of your date of hire; and (iv) the completion of a satisfactory reference and background check.

Mark, we are very pleased to extend this offer and look forward to working with you at Meru.  To indicate your acceptance of the Company’s offer, please sign and date this letter in the space provided below, and also sign the enclosed Employee Confidential Information and Invention Assignment Agreement, and return both to me within the next two (2) business days.  A duplicate original is enclosed for your records.

Sincerely,

/s/ Bami Bastani

Dr. Bami Bastani
Meru Networks, Inc.

Enclosures:                            Duplicate Original Offer Letter

Employee Confidential Information and Invention Assignment Agreement

Employee Benefit Summary

Severance and Change of Control Agreement

Acceptance:

I, Mark Liu, have read and accept the terms of this offer of employment with Meru Networks, Inc. and I agree to the terms set forth above and in the Employee Confidential Information and Invention Assignment Agreement.

I look forward to reporting to work on June 24, 2013.

/s/ Mark Liu	June 24, 2013
Signature	Date